Exhibit 99.1

MOUNTAIN VIEW, Calif., November 7, 2019 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the third quarter ended September 28, 2019.

Third Quarter Highlights

•	Total revenue of $10.7 million
•	Cyclo G6® product family revenue of $3.0 million, a 3.6% year-over-year increase
o	Shipped 11,600 Cyclo G6 probes, a 12% year-over-year increase
o	Shipped 82 Cyclo G6 Glaucoma Laser Systems, compared to 117 the prior year
•	Achieved $1.5 million reduction in operating expenses versus the third quarter of 2018
•	Ergonomically improved MicroPulse P3® glaucoma probe ready for commercial roll-out, following favorable initial clinical experience
•

Additional clinical evidence of MicroPulse® transscleral laser therapy’s strong efficacy, durability and safety profile, including the first peer-reviewed publication on the use of the technology on patients with good vision and mild to severe glaucoma, concluding that MicroPulse transscleral therapy is an effective alternative and could be offered to patients prior to incisional glaucoma procedures (published in the Journal of Glaucoma)

“Following my first full quarter as CEO, I was pleased with both the stability of our retina business and growth in our glaucoma business, particularly as we execute the transition from a prior emphasis on customer site placements to a new emphasis on physician adoption and procedure growth,” said David I. Bruce, President and CEO. “We believe the fourth quarter rollout of our enhanced glaucoma probe is a key step helping drive this transition. In addition, our focus on cost efficiency resulted in a 20% reduction in operating expenses during the quarter versus last year.”

Third Quarter 2019 Financial Results

Total revenue for the three months ended September 28, 2019 of $10.7 million, represented a decrease of 5.8% from $11.3 million during the same period of 2018.

Revenue from IRIDEX’s Cyclo G6 glaucoma products was $3.0 million, representing growth of 3.6% over the same period in the prior year. The ongoing strategic shift from the Company’s previous focus on site placements resulted in a 30% decline in Cyclo G6 system shipments; however, Cyclo G6 system revenues declined only 12%, as the average selling price improved compared to the prior year period during which discounted packages were promoted. Cyclo G6 probe shipments grew 12% as the Company transitioned sales drivers to focus on reorder growth and adding ongoing customers, which more than offset the effect of discontinuing discount packages. However, the combination of reduced volume packages, inventory usage and launch of the updated MicroPulse P3 glaucoma probe is temporarily depressing overall probe growth. Accordingly, the Company adjusted its full year probe shipment guidance to 53,000 to 56,000, which at the midpoint reflects year-over-year growth of 20%.

Revenue from retina products in the quarter was $5.8 million, versus $5.2 million in the prior quarter and $6.7 million in the third quarter of 2018. During the third quarter of 2018, the Company booked approximately $1.3 million in orders from its Chinese distributor ahead of the pending U.S. tariff increases, compared to approximately $0.4 million in the third quarter of 2019. In addition, last year’s third quarter retina revenue included significant backorder volume following clearance of the voluntary recall of its LIO products.

Gross profit for the third quarter of 2019 was $4.3 million, a 40.2% gross margin, compared to $4.6 million, a 40.4% gross margin in the same period of the prior year.

Operating expenses for the third quarter of 2019 decreased to $6.1 million compared to $7.6 million in the same period of the prior year. The decrease reflects the Company’s focus on operating costs and cash usage, including reductions in headcount and related costs, lower administrative expenses, and efficiencies gained in adjustments to the Company’s sales, marketing and engineering programs.

The loss from operations for the third quarter of 2019 decreased to $1.9 million, compared to a loss from operations of $3.1 million for the same period of the prior year.

Net cash used in the quarter was $2.7 million, resulting in cash and cash equivalents of $12.9 million and no debt as of September 28, 2019.

Guidance for Full Year 2019

IRIDEX reiterated its revenue guidance for the full year 2019 of $41 million to $44 million and Cyclo G6 system shipments of 375 to 425. The Company revised its guidance for shipments of Cyclo G6 probes from 58,000 to 63,000 down to 53,000 to 56,000, which at the midpoint reflects year-over-year growth of 20%. The reduction in guidance reflects the impact of the Company’s sales transition towards reorder growth and acquiring new ongoing customers, along with customer inventory adjustments resulting from the roll out of improved glaucoma probes in the United States.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 4584326. A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.iridex.com.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the future demand, utilization and order levels for the Company's products, and the Company’s guidance for fiscal year 2019 and future financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Leigh Salvo

(415) 937-5404

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018

Total revenues	$10,664	$11,320	$31,685	$31,133
Cost of revenues	6,381	6,744	18,596	18,367
Gross profit	4,283	4,576	13,089	12,766

Operating expenses:
Research and development	1,007	1,149	2,894	3,154
Sales and marketing	3,508	4,144	11,061	12,362
General and administrative	1,621	2,343	6,491	7,209
Total operating expenses	6,136	7,636	20,446	22,725

Loss from operations	(1,853)	(3,060)	(7,357)	(9,959)
Other income (expense), net	75	(8)	127	16
Loss from operations before provision for income taxes	(1,778)	(3,068)	(7,230)	(9,943)
Provision for income taxes	7	6	22	14
Net loss	$(1,785)	$(3,074)	$(7,252)	$(9,957)

Net loss per share:
Basic	$(0.13)	$(0.26)	$(0.53)	$(0.85)
Diluted	$(0.13)	$(0.26)	$(0.53)	$(0.85)

Weighted average shares used in computing net loss per share
Basic	13,768	11,925	13,682	11,732
Diluted	13,768	11,925	13,682	11,732

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	September 28,	December 29	,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$12,948	$21,194
Accounts receivable, net	8,784	9,083
Inventories	8,896	8,794
Prepaid expenses and other current assets	590	547
Total current assets	31,218	39,618
Property and equipment, net	876	1,220
Intangible assets, net	88	100
Goodwill	533	533
Operating lease right-of-use assets, net	3,056	-
Other long-term assets	187	201
Total assets	$35,958	$41,672

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,429	$2,516
Accrued compensation	1,944	2,962
Accrued expenses	1,634	2,763
Accrued warranty	376	622
Deferred revenue	1,528	1,639
Operating lease liabilities	1,388	-
Total current liabilities	9,299	10,502

Long-term liabilities:
Accrued warranty	137	238
Deferred revenue	366	586
Operating lease liabilities	2,151	-
Other long-term liabilities	17	385
Total liabilities	11,970	11,711

Stockholders' equity:
Common stock	147	145
Additional paid-in capital	72,793	71,548
Accumulated other comprehensive income	102	70
Accumulated deficit	(49,054)	(41,802)
Total stockholders' equity	23,988	29,961

Total liabilities and stockholders' equity	$35,958	$41,672